Exhibit 99

Sypris Reports Third Quarter Results; Declares Quarterly Dividend

Aerospace & Defense Revenue Increases 19%

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 5, 2008--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue of $100.2 million for the third quarter compared to $104.5 million for the prior year period. The Company reported a net loss of $7.8 million, or $0.42 per share for the third quarter compared to net income of $2.6 million, or $0.14 per share for the prior year period, which included the impact of the Dana settlement agreement of $5.4 million, net of taxes, or $0.29 per diluted share. The results for the current quarter also included restructuring charges of $0.7 million and foreign exchange losses of $1.0 million.

For the nine months ended September 28, 2008, the Company reported revenue of $316.8 million compared to $332.2 million for the prior year period and a net loss of $8.3 million, or $0.45 per share compared to net income of $0.1 million, or $0.00 per share for the same period in 2007, which included the impact of the Dana settlement agreement of $4.5 million, net of taxes, or $0.24 per diluted share. The year-to-date results also included restructuring charges of $0.7 million and foreign exchange losses of $0.3 million.

Free cash flow remained positive through the nine months of 2008, even after taking into account capital investments of $9.5 million during the period as compared to $5.1 million in the prior year, and the payment of a $9.5 million foreign tax liability associated with the Dana settlement during the second quarter.

On November 4, 2008, the Company’s Board of Directors also declared a regular quarterly cash dividend of $0.02 per share, which reflects a reduction of $0.01 per share or 33% from the previously authorized dividend. The dividend will be payable on January 9, 2009 to shareholders of record as of December 19, 2008. The Company believes the move is prudent in light of the current economic uncertainty and will continue to monitor developments over the foreseeable future. Sypris Solutions currently has 19.3 million shares outstanding.

“The Company’s financial results were below our expectations for the third quarter of 2008 driven by lower than forecasted results in our Industrial Group,” said Jeffrey T. Gill, president and chief executive officer. “The continued contraction of the economy and the collapse of the credit markets negatively impacted our Industrial Group, where revenue fell 15% below our internal projections for the period. Our expectation is that this segment of our business will face a challenging environment through much of 2009.”

“Revenue increased 14% in our Electronics Group during the quarter, driven by a 19% increase in our Aerospace & Defense segment and continued growth in Test & Measurement sales. Our Electronics Group now represents 42% of the Company’s overall portfolio compared to 35% for the prior year and continues to show progress. We believe that our Electronics Group will continue to perform well during the coming months despite the current economic environment.”

“At the close of the second quarter, we announced plans to accelerate and expand the realignment activities in our Industrial Group with the objective to further reduce our cost profile in a material manner, and thereby significantly improve the Company’s financial performance. We have made substantial progress with this review and have since broadened its scope to incorporate additional operations within the Company. We plan to convene a conference call on Tuesday November 25, 2008 at 9:00 a.m. EST to discuss the results of the review and the expected impact on the Company’s financial results going forward.”

The Industrial Group

Revenue for our Industrial Group was $58.0 million in the third quarter compared to $67.6 million for the prior year period as a result of declines in commercial vehicle, trailer and light truck sales. Gross profit for the quarter was $0.3 million compared to $4.7 million for the same period in 2007 reflecting the 14.2% decline in revenue, the majority of which occurred during the later part of the quarter.

The Electronics Group

Revenue for our Electronics Group increased 14.3% to $42.2 million in the third quarter compared to $36.9 million in the prior year period. Gross profit for the quarter increased 10.2% to $6.3 million compared to $5.8 million for the same period in 2007.

Revenue for the Aerospace & Defense segment increased 19.1% to $28.1 million in the third quarter compared to $23.6 million for the prior year period on sales of link encryption products. Gross profit for the Aerospace & Defense segment increased 15.0% to $2.8 million compared to the prior year at $2.5 million. For the nine month periods, gross profit as a percentage of sales improved to 9.4% in 2008 compared with 8.8% for the prior year period.

Revenue for the Test & Measurement segment increased 5.6% to $14.1 million compared to $13.3 million for the prior year period driven by increased sales of magnetic meters and sensors. Gross profit for the Test & Measurement segment increased 6.7% to $3.5 million from $3.3 million in the prior year period due to increased sales volume, improved mix and the impact of productivity initiatives.

Outlook

Mr. Gill added, “Our country is facing unprecedented financial times. Volatility in the financial markets is unlike any seen in many years and is impacting nearly every segment of the economy. As a result, in September we made the decision to merge Sypris Electronics and Sypris Data Systems into a single organization, the result of which will reduce the number of people and facilities deployed in our Aerospace & Defense segment.”

“In October we concluded decisional bargaining with the United Steelworkers Union at our Kenton, Ohio facility and have chosen to close that facility. The closure of the 550,000 square foot plant and the relocation of its operations to other Sypris locations should be complete by mid-2009. This step will lead to a meaningful reduction of costs in our Industrial Group and reflects the aggressiveness and sense of urgency with which we are focused on improving the Company’s competitiveness and future profitability. We will provide more details during our November 25th conference call.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our ability to liquidate our equity interests in Dana Holding Corporation (NYSE:DAN) at satisfactory valuation levels1; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S.; fees, costs or other dilutive effects of refinancing, compliance with covenants in, or acceleration of, our loan and other debt agreements; costs and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; cyclical or other downturns; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance (including the possibility that our common stock could cease to qualify for listing on the NASDAQ Stock Market due to a sustained decline in prices per share, or that any reverse stock split or other restructuring of our debt or equity financing could be accompanied by the deregistration of our common stock or other “going private” transactions); changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, asbestos-related or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

1 As of September 28, 2008, we have received distributions of approximately 3.4 million shares of DAN common stock. Due to market conditions and certain other factors, we believe that the recent trading prices of DAN common stock do not reflect its longer-term value. However, if we sell these shares at current prices or such prices otherwise reflect a decline in value which is deemed to be “other than temporary” or otherwise beyond our ability to hold these shares until their prices have recovered, our business, results of operations, covenants in our loan and other debt agreements, cash flows and financial condition could be materially adversely impacted.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this press release, the company has provided information regarding free cash flow and EBITDA, which are non-GAAP financial measures.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management, investors and financial institutions to analyze operating performance and entity valuation. Free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses both of these non-GAAP measures in planning and forecasting for future periods.

These non-GAAP measures should not be considered a substitute for our reported results prepared in accordance with GAAP. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

RECONCILIATION OF THREE AND NINE MONTHS ENDED FREE CASH FLOW
(in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Consolidated Cash Flow Statement:
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$857	$(7,714)	$10,099	$(3,285)
Cash flows from investing activities:
Capital expenditures	(2,444)	(1,506)	(9,484)	(5,118)
Proceeds from sale of assets	817	--	998	22
Changes in nonoperating assets and liabilities	213	(261)	51	(267)
Net cash used in investing activities	(1,414)	(1,767)	(8,435)	(5,363)
Cash flows from financing activities:
Net change in debt under revolving credit facility	2,000	7,000	--	20,000
Payments on Senior Notes	--	--	--	(25,000)
Debt modification costs	-	--	--	(885)
Cash dividends paid	(581)	(573)	(1,734)	(1,690)
Proceeds from issuance of common stock	--	1	--	168
Net cash provided by (used in) financing activities	1,419	6,428	(1,734)	(7,407)
Net increase (decrease) in cash and cash equivalents	862	(3,053)	(70)	(16,055)
Cash and cash equivalents at beginning of period	13,690	19,398	14,622	32,400
Cash and cash equivalents at end of period	$14,552	$16,345	$14,552	$16,345
Free Cash Flow:
Net cash provided by (used in) operating activities	$857	$(7,714)	$10,099	$(3,285)
Capital expenditures	(2,444)	(1,506)	(9,484)	(5,118)
Free cash flow	$(1,587)	$(9,220)	$615	$(8,403)

RECONCILIATION OF THREE AND NINE MONTHS ENDED EBITDA
(in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
EBITDA	$(351)	$11,710	$14,612	$22,986
Income tax (expense) benefit	(202)	(599)	(229)	1,467
Interest expense, net	(1,093)	(991)	(3,068)	(2,624)
Depreciation and amortization	(6,110)	(7,483)	(19,621)	(21,738)
Net (loss) income	$(7,756)	$2,637	$(8,306)	$91

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended

	September 28, 2008	September 30, 2007
	(Unaudited)
Revenue	$100,157	$104,520
Net (loss) income	$(7,756)	$2,637
(Loss) earnings per common share:
Basic	$(0.42)	$0.14
Diluted	$(0.42)	$0.14
Weighted average shares outstanding:
Basic	18,369	18,314
Diluted	18,369	18,548

	Nine Months Ended
	September 28, 2008	September 30, 2007
	(Unaudited)
Revenue	$316,769	$332,206
Net (loss) income	$(8,306)	$91
(Loss) income per common share:
Basic	$(0.45)	$0.00
Diluted	$(0.45)	$0.00
Weighted average shares outstanding:
Basic	18,354	18,196
Diluted	18,354	18,351

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended

	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$57,969	$67,595	$196,884	$220,186
Aerospace & Defense	28,123	23,604	78,558	72,655
Test & Measurement	14,065	13,321	41,327	39,365
Electronics Group	42,188	36,925	119,885	112,020
Total net revenue	100,157	104,520	316,769	332,206
Cost of sales:
Industrial Group	57,663	62,882	184,416	206,404
Aerospace & Defense	25,282	21,133	71,181	66,252
Test & Measurement	10,557	10,033	30,714	29,370
Electronics Group	35,839	31,166	101,895	95,622
Total cost of sales	93,502	94,048	286,311	302,026
Gross profit:
Industrial Group	306	4,713	12,468	13,782
Aerospace & Defense	2,841	2,471	7,377	6,403
Test & Measurement	3,508	3,288	10,613	9,995
Electronics Group	6,349	5,759	17,990	16,398
Total gross profit	6,655	10,472	30,458	30,180
Selling, general and administrative	10,431	10,369	31,485	29,740
Research and development	938	608	3,022	2,001
Amortization of intangible assets	42	129	171	457
Nonrecurring expense (income), net	655	(4,835)	655	(3,281)
Operating (loss) income	(5,411)	4,201	(4,875)	1,263
Interest expense, net	1,093	991	3,068	2,624
Other expense (income), net	1,050	(26)	134	15
(Loss) income before income taxes	(7,554)	3,236	(8,077)	(1,376)
Income tax expense (benefit)	202	599	229	(1,467)
Net (loss) income	$(7,756)	$2,637	$(8,306)	$91
(Loss) earnings per common share:
Basic	$(0.42)	$0.14	$(0.45)	$0.00
Diluted	$(0.42)	$0.14	$(0.45)	$0.00
Dividends declared per common share	$0.03	$0.03	$0.09	$0.09
Weighted average shares outstanding:
Basic	18,369	18,314	18,354	18,196
Diluted	18,369	18,548	18,354	18,351

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	September 28,	December 31,
	2008	2007
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$14,552	$14,622
Restricted cash	626	883
Accounts receivable, net	56,699	59,067
Inventory, net	68,587	71,789
Other current assets	34,768	107,132
Total current assets	175,232	253,493
Investment in marketable securities	18,164	—
Property, plant and equipment, net	126,130	137,104
Goodwill	14,277	14,277
Other assets	25,259	17,186
Total assets	$359,062	$422,060
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$61,823	$54,119
Accrued liabilities	25,134	41,933
Current portion of long-term debt	4,091	5,000
Total current liabilities	91,048	101,052
Long-term debt	60,909	60,000
Other liabilities	46,949	53,529
Total liabilities	198,906	214,581
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued
	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued
	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued
	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 19,496,620 shares issued and 19,277,645 outstanding in 2008 and 19,205,247 shares issued and 19,078,440 outstanding in 2007

	195	192
Additional paid-in capital	146,709	146,025
Retained earnings	55,385	65,402
Accumulated other comprehensive loss	(42,131)	(3,943)
Treasury stock, 218,975 and 126,807 shares in 2008 and 2007, respectively	(2)	(197)
Total stockholders’ equity	160,156	207,479
Total liabilities and stockholders’ equity	$359,062	$422,060

Note: The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Nine Months Ended

	September 28,	September 30,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(8,306)	$91
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:

Depreciation and amortization	19,621	21,738
Noncash compensation expense	901	1,276
Other noncash items	(7,888)	(23,359)
Changes in operating assets and liabilities:
Accounts receivable	2,910	(5,377)
Inventory	1,916	(3,916)
Other current assets	6,230	(3,414)
Accounts payable	8,066	(3,221)
Accrued liabilities	(13,351)	12,897
Net cash provided by (used in) operating activities	10,099	(3,285)
Cash flows from investing activities:
Capital expenditures	(9,484)	(5,118)
Proceeds from sale of assets	998	22
Changes in nonoperating assets and liabilities	51	(267)
Net cash used in investing activities	(8,435)	(5,363)
Cash flows from financing activities:
Net change in debt under revolving credit agreements	—	20,000
Payments on Senior Notes	—	(25,000)
Debt modification costs	—	(885)
Cash dividends paid	(1,734)	(1,690)
Proceeds from issuance of common stock	—	168
Net cash used in financing activities	(1,734)	(7,407)
Net decrease in cash and cash equivalents	(70)	(16,055)
Cash and cash equivalents at beginning of period	14,622	32,400
Cash and cash equivalents at end of period	$14,552	$16,345

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer